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                                  Exhibit 23.1
                     Consent of PricewaterhouseCoopers LLP

Consent of Independent Accountant

We consent to the incorporation by reference in the Registration Statements of Natural MicroSystems Corporation on Form S-8 (file No. 333-57141) of our report dated January 19, 1999, relating to the consolidated balance sheets of Natural MicroSystems Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the two years in the period ended December 31, 1998, which report is included in this Report on Form 10-K.

Boston, Massachusetts
March 30, 1999